EXHIBIT 10.1
RETIREMENT AGREEMENT
This Retirement Agreement (“Retirement Agreement”) is entered into by and between Jonathan D. Kantor (“Executive” or “you”) and CNA Financial Corporation (the “Company”) and confirms the agreement that has been reached with you in connection with your retirement from the Company.
1.    Retirement.
(a)    You agree that your retirement shall be effective as of July 7, 2017 (the “Retirement Date”) and as of such date you shall cease to be employed by the Company and by each and every subsidiary or affiliate of the Company in any capacity. This Retirement Agreement constitutes your resignation from employment and decision to retire, effective as of the Retirement Date, as an employee and officer of the Company, and as an employee, officer and/or director (or similar governing board member) of each of the Company’s subsidiaries and affiliates. You further agree to execute promptly upon request by the Company any additional documents necessary to effectuate the provisions of this Section 1(a).
(b)    From the date of this Retirement Agreement through the Retirement Date, you agree to assist the Company in the transition of your duties to a new general counsel as requested by the chief executive officer of the Company (the “CEO”). During the period between the date of this Retirement Agreement and the Retirement Date, because of your impending retirement, your duties, responsibilities and authority will be modified by the CEO at his discretion.
(c)    Notwithstanding the foregoing, during the period from the date of this Retirement Agreement through the Retirement Date you will remain an employee at will whose employment may be terminated by you or the Company for any reason (or without stated reason). If your employment is terminated for any reason prior to the Retirement Date, the date of termination will become the Retirement Date for all purposes of this Retirement Agreement. If your employment is terminated prior to the original Retirement Date (i.e., July 7, 2017) by reason of your death or Disability (as the term “Disability” is defined in the CNA Financial Corporation Incentive Compensation Plan (the “Incentive Plan”), or termination by the Company without Cause (as defined below), you (or your estate) will be entitled to the Retirement Agreement Payments described in, and in accordance with, Section 2, which, in the case of your death, will be paid in a single lump sum, provided that you (or your estate) executes and does not revoke the Supplemental Release described in Section 2. For purposes of this Retirement Agreement, “Cause” shall mean the Executive engaged in (i) criminal activity, unless Executive had no reasonable cause to believe his conduct was unlawful or (ii) material willful misconduct that, if capable of being cured, is not cured after five (5) business days written notice of such misconduct. If your employment is terminated prior to July 7, 2017 either by you voluntarily, or by the Company for Cause, you will not be entitled to the Retirement Agreement Payments described in Section 2.
2.    Retirement Agreement Payments. In recognition of your significant contributions over twenty-three years of employment, provided that you (i) execute this Retirement Agreement not later than the twenty-first day after it is furnished to you, (ii) do not exercise the right of revocation set forth in Section 14, (iii) execute and do not revoke the Supplemental Release substantially in the form attached hereto as Exhibit A within twenty-one (21) days after the Retirement Date (but not earlier than the Retirement Date), and (iv) otherwise comply in all material respects with all of the terms and conditions of this Retirement Agreement (including transitioning your duties to a new general counsel as requested by the CEO through the original Retirement Date and curing any issues (that are capable of being cured) identified by the Company in a written notice of non-compliance within five (5) business days, except as otherwise provided in Section 1(c)), the Company shall pay or provide you with the following benefits (the “Retirement Agreement Payments”):

(a)    You will be paid the amount of Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Retirement Payment”), payable in two equal installments, the first of which shall be paid within fifteen (15) days after the expiration of the revocation period for the Supplemental Release and the second of which shall be paid on or before January 16, 2018. Normal and customary payroll withholdings and deductions shall be made from each installment of the Retirement Payment, and the amount will be reported for tax purposes as required by law. In connection with this payment, the Company shall issue a Form W-2 in the regular course of business. Each installment of the Retirement Payment (and each payment pursuant to Sections 2(b) and 2(c)) shall be considered a separate “payment” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”).
(b)    After the Retirement Date, provided that you elect coverage under the Company’s medical plans under Section 4980B of the Internal Revenue Code (“COBRA”), the Company will reimburse you with respect to the current health elections you have made for each month that COBRA coverage is in effect, up to a maximum of eighteen (18) months, for the premium payable for such COBRA coverage.
(c)    After the conclusion of the eighteen month period of COBRA coverage described in Section 2(b), you will be eligible to enroll in the Company’s retiree health plan, and the Company will reimburse you with respect to the current health elections you have made for each month that such coverage is in effect, up to a maximum of six (6) months, for the premium payable under the retiree health plan for such coverage. If for any reason you are not eligible for participation in the retiree health plan (or the Company no longer sponsor such a plan) the Company will pay you an amount equal to the premium cost for comparable coverage.
(d)    You will be fully vested in your entire 2015 Long Term Incentive Grant (the “2015 LTIP”) under the Incentive Plan as of the expiration of the revocation period for the Supplemental Release. In addition, as soon as practicable after the expiration of the revocation period for the Supplemental Release (but not later than 30 days afterwards), you will receive a payment, paid fifty percent in cash and fifty percent in shares of Company stock, under the 2015 LTIP calculated as though the Company attained its performance results for the performance period at fifty percent (50%) of the target level. When all the Company 2015 LTIPs are settled in the ordinary course in March 2018, you will be eligible to receive a payment, paid fifty percent in cash and fifty percent in shares of Company stock, under the terms of the 2015 LTIP (taking into account full vesting as described above), reduced by the payment described above. For avoidance of doubt, if the final performance results are less than 50% of target, you will not be required to return any portion of the payment.
3.    Accrued Benefits.
(a)    Whether or not you choose to sign this Retirement Agreement (or the Supplemental Release), you will be entitled to receive (i) base salary at your current rate through the Retirement Date, (ii) to the extent not previously paid, unreimbursed business expenses (in accordance with usual Company policies and practice), and (iii) continued participation in all Company retirement and deferred compensation plans and all health and welfare plans through the Retirement Date in accordance with the terms of such plans, (iv) vested benefits under all Company retirement and deferred compensation plans and COBRA coverage continuation rights under any Company health care plan, in accordance with the terms of such plans and applicable law. You will also be entitled to any rights to contribution, advancement of expenses, defense or indemnification you may have under the Company’s current Articles of Incorporation or Bylaws, as applicable, or as provided under applicable law.
(b)    Whether or not you choose to sign this Retirement Agreement (or the Supplemental Release), your retirement as of the original Retirement Date will constitute retirement as defined in any plan or policy of the Company that defines retirement as termination on or after age 62 (if the original Retirement Date is on or after your sixty-second birthday), or on or after satisfying the “Rule of 65”, including without limitation the CNA Retirement Plan, the CNA Supplemental Executive Retirement Plan (the “SERP”), the CNA 401(k) Plus Plan, the CNA Nonqualified Savings Plan (the “SSP”), and the Incentive Plan, and your benefits under such plans will be consistent with those of a retiree (except as otherwise provided in Section 2(d) with respect to the 2015 LTIP). For avoidance of doubt, it is agreed that:

(i)    if your Retirement Date is on or after July 7, 2017, your 2016 SSE grant under the Incentive Plan will be fully vested on the Retirement Date and paid in shares of Company stock within thirty (30) days following your Retirement Date and your 2016 PSP grant under the Incentive Plan will be fully vested on the Retirement Date and paid in shares of Company stock on the first business day that is six (6) months after your Retirement Date.
(ii)    you may elect to commence your benefit under the CNA Retirement Plan as of the first day of any month following your Retirement Date and prior to April 1 after the year in which you reach age 70-1/2, in any form permitted by such plan.
(iii)    you may withdraw your account in the CNA 401(k) Plus Plan at any time after your Retirement Date and prior to April 1 after the year in which you reach age 70-1/2, which will be paid in a lump sum, subject to your right to roll over any portion of such payment as permitted by applicable law.
(iv)    the pre-2005 portion of your benefit under the SERP will be paid in a lump sum not more than fifteen (15) days after your Retirement Date in accordance with Section 2.5 of the SERP, and the Company will not exercise its discretion to pay the Pre-2005 portion in any form other than a lump sum, and the Post-2004 portion will be paid in a lump sum on the first business date that is six months after your Retirement Date. Such payments will bear interest until paid in accordance with the SERP. The plan administrators of the SERP and the SSP will not exercise their discretion to change the methodology for calculating benefits under either plan after the date of this Retirement Agreement, if the effect is to materially reduce the amount of your benefit thereunder. If any such change in methodology were to occur, then your benefit thereunder will be calculated without regard to such change. The plan administrators will act in accordance with this Section 3(b)(iv). No later than five (5) business days prior to the payment of amounts to Executive under this Section 3(b)(iv), the Company will provide Executive with a good faith estimate of the applicable payment being made under the SERP and withholdings related thereto.
(v)    the pre-2005 portion of your account under the SSP will be paid in a lump sum not more than fifteen (15) days after your Retirement Date, and the post-2004 portion will be paid on the first business date that is six months after your Retirement Date. Both portions will continue to be credited with earnings under such plan until paid in accordance with the terms of the SSP. The plan administrator of the SSP will act in accordance with this Section 3(b)(v).
(c)    If your employment is terminated by the Company prior to the original Retirement Date without Cause, then, in addition to the Retirement Agreement Payments, the Company will pay you an amount equal to the value of the additional benefits to which you would have been entitled under the foregoing plans, if any, had your termination occurred on the original Retirement Date, subject to your executing and not revoking the Supplemental Release. Such amount shall be paid in a lump sum within thirty (30) days following the Retirement Date or, to the extent required by Section 409A of the Internal Revenue Code, at the same time that the additional benefits would have been paid under the terms of the applicable plan. For avoidance of doubt, if your employment is terminated prior to the original Retirement Date for any other reason, including by reason of death or Disability, your benefits under such plans shall be as provided by the terms of such plans.
4.    No Other Payments or Benefits. You acknowledge and agree that, other than the payments and benefits expressly set forth in this Retirement Agreement, you have received all compensation to which you are entitled from the Company, and you are not entitled to any other payments or benefits from the Company. Other than as set forth in this Retirement Agreement, after the Retirement Date, you shall not receive any base salary, annual bonus, short term or long term incentive award, welfare, retirement, perquisite, fringe benefit, or other benefit plan coverage or coverage under any other practice, policy or program as may be in effect from time to time, applying to senior officers or other employees of the Company. Without limiting in any way the foregoing, it is expressly agreed that you are not entitled to (a) any payment pursuant to the Company’s Annual Incentive Bonus plan for 2017, (b) any award pursuant to the CNA Financial Corporation Incentive Compensation Plan for 2017, or (c) any payments provided for under your employment agreement, dated as of April 1, 2008, which agreement expired by its terms on June 30, 2011, and was not renewed.

5.    Agreement Not to Interfere with Business Relationships. You agree that beginning on the Retirement Date and for a period of six (6) months thereafter you will not, directly or indirectly, without the prior written approval of the CEO, enter into any business relationship (either as principal, agent, board member, officer, consultant, stockholder, employee or in any other capacity) with any business or other entity that at any relevant time is engaged in the business of insurance in direct or indirect competition with the Company or any of its affiliates (a “Competitor”); provided, however, that such prohibited activity shall not include the ownership of less than 5% of the outstanding securities of any publicly traded corporation (determined by vote or value) regardless of the business of such corporation. Upon the written request of Executive, the CEO will determine whether a business or other entity constitutes a "Competitor" for purposes of this Section 5; provided that the CEO may require Executive to provide such information as the CEO reasonably determines to be necessary to make such determination; and further provided that the current and continuing effectiveness of such determination may be conditioned on the accuracy of such information, and on such other factors as the CEO may reasonably determine.

6.    Agreement Not To Solicit Employees. You agree that beginning on the Retirement Date and for a period of twenty-four (24) months thereafter you will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the preceding one year was, an employee of the Company or any Subsidiary or Affiliate of the Company or any successor or purchaser of any portion thereof, nor will you assist any other person or entity in soliciting for employment or consultation any person who is then, or who during the preceding one year was, an employee of the Company or any Subsidiary or Affiliate of the Company or any successor or purchaser of any portion thereof.
7.    Non-Disparagement.
(a)    You agree that you will not, and will not encourage or induce others to, make, publish or communicate in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company, its subsidiaries, or affiliates or any of their respective past, present or future directors, officers, employees, agents, shareholders or members or any of their respective successors and assigns (collectively, the “Company Entities and Persons”), except as required by court order or otherwise by law.
(b)    The Company agrees that it and its subsidiaries will not, and will not encourage or induce others to, make, publish or communicate in any public forum any defamatory or disparaging remarks, comments or statements concerning Executive, except as required by court order or otherwise by law.
(c)    Nothing in this Retirement Agreement is intended to or shall prevent any person from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.
8.    Cooperation. Beginning on the Retirement Date and for sixty (60) months thereafter, you agree that you will reasonably cooperate with and assist the Company, its subsidiaries and affiliates, and any of their respective officers, directors, shareholders, or employees: (A) concerning requests for information about the business of the Company or its subsidiaries or affiliates or your involvement and participation therein (including but not limited to requests and subpoenas to provide information or testimony), (B) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company, and (C) with respect to transition and succession matters. Your cooperation and assistance shall include, but not be limited to (taking into account your personal and professional obligations, including those to any new employer or entity to which you provide services), being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. You further agree that you will notify the Company’s Chief Human Resources Officer in writing as promptly as practicable after receiving any request for testimony or information that relates to the Company or the Company’s business (or to any of the Company’s affiliates) in response to a subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, regarding the anticipated testimony or information to be provided and at least ten

(10) days prior to providing such testimony or information (or, if such notice is not possible under the circumstances, with as much prior notice as is possible). As used herein, cooperation and assistance does not mean Executive must provide information favorable to the Company; Executive will, upon reasonable request by the Company, testify truthfully in a proceeding or provide other information requested by the Company. It is understood by the parties that air travel shall not be required for purposes of cooperation under this Section 8 unless reasonably determined by the Company to be necessary. In the event such travel is required, you shall be entitled to (a) reimbursement from the Company, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which you may incur on such matters at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time and, (b)  payments from the Company in an amount equal to $200 per hour for each such hour you reasonably spend on such matters at the Company’s specific request. You shall invoice the Company for any expenses incurred and services rendered. Your invoices shall contain: (1) the date of services; (2) a short description of the services rendered and any expenses incurred; and (3) the number of hours spent on each service, rounded to the nearest tenth of an hour. Invoices shall be submitted via email to Elizabeth.Aguinaga@cna.com. The Company shall have thirty (30) days from the date of invoice submission to remit payment.
9.    Company Property; Certain Transition Matters; Confidentiality.
(a)    On or prior to the Retirement Date, you shall return to the Company all Company property in your possession or use, including, without limitation other than as described below, all automobiles, printers, credit cards, building-access cards and keys, other electronic equipment and related materials, and any records, software or other data from your personal computers or laptops which are not themselves Company property, however stored, relating to the Company’s confidential information. Executive may retain his Company-issued cell phone and corresponding cell phone number. Executive agrees to cooperate with the Company to transfer the cell phone number into Executive’s name and to ensure all confidential Company information is deleted from the cell phone.
(b)    From and after the Retirement Date you will not represent (or purport to represent) the Company or any of its affiliates in any capacity to any person or entity, or enter into (or purport to enter into) any transactions, agreements or understandings on behalf of the Company or any of its affiliates with any person or entity.
(c)    You agree that prior to and at all times after the Retirement Date, you shall not reveal or utilize confidential information (as defined below) which relates to: (i) the Company, any business or entity in which the Company during the course of your employment has directly or indirectly held a greater than a 10% equity interest, whether voting or non-voting, and/or any other Company Entity or Person; or (ii) the Company’s customers, employees, agents, brokers and vendors. You acknowledge that all such confidential information is commercially valuable and is the property of the Company. For purposes of this Retirement Agreement “confidential information” includes all information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property) not generally known outside the Company (unless as a result of a breach of any of the obligations imposed by this Retirement Agreement) concerning or relating to the business operations, performance and other information of the Company or other entities as described above. Such information may without limitation include information relating to data, finances, marketing, pricing, profit margins, underwriting, claims, loss control, marketing and business plans, renewals, software, processing, vendors, administrators, customers or prospective customers, products, brokers, agents and employees.
(d)    Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, you are hereby notified that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order.

10.    Taxes. The parties acknowledge and agree that: the form and timing of the Retirement Agreement Payments and the other payments and benefits to be provided pursuant to this Retirement Agreement are intended to be exempt from or to comply with the requirements of Section 409A, including the requirement for a six-month suspension on payments to “specified employees” as defined in Section 409A that are not otherwise permitted to be paid within the six-month suspension period. Notwithstanding the foregoing, it is also agreed that you have had the opportunity to seek the advice of independent tax counsel with respect to the potential application of Section 409A to the Retirement Agreement Payments and the other payments and benefits described in this Retirement Agreement, and are not relying upon the advice of the Company or any person affiliated with the Company with respect thereto. In no event shall the Company or any person affiliated with the Company have any liability to you with respect to any adverse tax consequences, under Section 409A or otherwise, related to the payment of the Retirement Agreement Payments and the other payments and benefits described in this Retirement Agreement.
11.    Executive Release and Covenant Not to Sue.
(a)    You agree that, in consideration of this Retirement Agreement, you hereby waive, release and forever discharge, to the extent permitted by applicable law, any and all claims, complaints, promises, agreements, controversies, liens, demands, actions, causes of action, obligations, suits, disputes, judgments, rights, debts, bonds, bills, covenants, contracts, variances, trespasses, executions, damages and liabilities of any nature whatsoever (collectively “Claims”) which you ever had, now have or may have against the (i) Company, (ii) the Company’s past, present and future subsidiaries, affiliates and shareholders (including without limitation Loews Corporation and its affiliates), and (iii) the past, present and future shareholders, members, directors, officers, agents, employees, attorneys, insurers, predecessors, various benefits committees, successors and assigns, heirs, executors and personal and legal representatives of the Company and the Company’s past, present and future subsidiaries, affiliates and shareholders (including without limitation those of Loews Corporation and its affiliates) ((i), (ii) and (iii), collectively, the “Released Parties”), based on or relating to any act, event or omission occurring before you execute this Retirement Agreement arising out of, during or relating to your employment or services with the Company or the cessation of such employment or services, except for claims relating to the enforcement of the Company’s obligations under this Retirement Agreement or as provided below. This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under: common law, including, but not limited to, breach of express or implied duties, wrongful termination, retaliation, defamation, or violation of public policy; any policies, practices, or procedures of the Company; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866 and 1871, the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 41001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, 29 U.S.C. §2601 et. seq., the Illinois Human Rights Act, the New York Wage and Hour Law (N.Y. Lab. Law § 190 et. seq.), New York Equal Pay Law (N.Y. Lab. Law § 194), the New York Minimum Wage Act, (N.Y. Lab. Law §§ 650 to 665); any contract of employment, express or implied; and any provision of any other law, common or statutory, of the United States, Illinois, New York, or any applicable state. For the purpose of implementing a full and complete release, you understand and agree that this Retirement Agreement is intended to waive and release all claims, if any, which you may have and which you may not now know or suspect to exist in your favor against any of the Released Parties and this Retirement Agreement extinguishes those claims.
(b)    By signing this Retirement Agreement, you represent that you have not and will not in the future commence any action or proceeding arising out of the Claims described in Section 11(a), and that you will not seek or be entitled to any award of legal or equitable relief in any such action or proceeding that may be commenced on your behalf. The provisions of this Section 11(b) constitute a “covenant not to sue.” A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the Release of Claims contained in Section 11(a) above. Besides waiving and releasing Claims covered by Section 11(a), you further agree never to sue any Released Party in any forum for any reason covered by the release of Claims. Notwithstanding this covenant not to sue, you may bring a Claim against the Company to enforce this Retirement Agreement or, to the extent permitted under the law, to challenge the validity of this Retirement Agreement under the ADEA. If you sue a Released Party in violation of this Retirement Agreement, you shall be liable to the Released Party for its reasonable attorneys’ fees and other litigation costs incurred in defending against your suit. Alternatively, if you sue a Released Party in violation of this Retirement Agreement, the Company can require you to return all but One Thousand Dollars ($1,000.00) of the Retirement Payment.
12.    Release Exclusions/Additional Rights of Executive. Nothing in the Release above or any other part of this Retirement Agreement shall: (i) affect any rights of defense or indemnification, or to be held harmless, or any coverage under directors and officers liability insurance or any other insurance or rights or claims of contribution or advancement of expenses that you have; (ii) waive any future rights or claims that you may have; (iii); waive, release or otherwise discharge any other claim or cause of action that cannot legally be waived; or (iv) interfere with your right to file a charge or cooperate with, provide information to, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or any other federal or state regulatory or law enforcement agency. You nonetheless acknowledge and agree that any Claims for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred. You may, however, receive money from the Securities & Exchange Commission (“SEC”) as a reward for providing information to that agency.
13.    Company Release of Executive and Covenant Not to Sue. On behalf of itself and each of its subsidiaries, the Company hereby waives, releases and forever discharges, to the extent permitted by applicable law, any Claims which such parties ever had, now have or may have against you based on or relating to any act, event or omission occurring before the date of this Retirement Agreement arising out of, during or relating to your employment or services with the Company or the cessation of such employment or services, except for Claims relating to the enforcement of your obligations under this Retirement Agreement, or for fraudulent acts. In addition, the Company represents that neither it nor any of its subsidiaries has or will in the future commence any action or proceeding arising out of the Claims described in the preceding sentence, and that neither it nor any of its subsidiaries will seek or be entitled to any award of legal or equitable relief in any such action or proceeding that may be commenced on its behalf.
14.    Time to Consider, Consult With Counsel and Revoke.
(a)    You acknowledge that you have been given at least twenty-one (21) days to consider this Retirement Agreement before signing it.
(b)    You acknowledge that you have been advised by the Company, in writing, to consult an attorney with respect to this Retirement Agreement before signing it.
(c)    You have the right to revoke this Retirement Agreement after signing it by written notice to the Company sent by reputable overnight courier or email not more than seven (7) days after the date of your execution of this Retirement Agreement. Notice of revocation should be addressed to CNA Financial Corporation, 333 South Wabash Ave., Chicago, IL 60603, Attn: Elizabeth Aguinaga, Chief Human Resources Officer, or if by email, addressed to Elizabeth.Aguinaga@cna.com. If you choose to revoke this Retirement Agreement, it shall be null and void and without limiting the generality of the foregoing, you shall no longer be entitled to the pay and benefits under Section 2 or any other Section of this Retirement Agreement, and the Company’s release of Claims, and covenant not to sue, under Section 13 will be null and void.
15.    Enforcement. If any provision of this Retirement Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Retirement Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. In addition, you agree that your knowing failure to return Company property that relates to the maintenance of security of the Company Entities and Persons shall entitle the Company to injunctive and other equitable relief.

16.    No Admission. This Retirement Agreement is not intended, and shall not be construed, as an admission that either you or the Company Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.
17.    Successors. This Retirement Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
18.    Choice of Law. This Retirement Agreement shall be construed and enforced in accordance with the laws of the State of Illinois without regard to the principles of conflicts of law.
19.    Entire Agreement. You acknowledge that this Retirement Agreement constitutes the complete understanding between the Company and you regarding its subject matter and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities and Persons. No other promises or agreements shall be binding on the Company unless in writing and signed by both the Company and you after the date of this Retirement Agreement. This Retirement Agreement shall be construed as though both parties had participated equally in its drafting, and shall not be construed against either party as the drafting party.
20.    Effective Date. You may accept this Retirement Agreement by signing it and returning it to CNA Financial Corporation, 333 South Wabash Ave., Chicago, IL 60603, Attn: Elizabeth Aguinaga, Chief Human Resources Officer not later than the twenty-first (21st) day after the Retirement Agreement is provided to you. The effective date of this Retirement Agreement shall be the date after the 7-day revocation period expires. In the event you do not accept this Retirement Agreement as set forth in this Section 20, this Retirement Agreement, including but not limited to, the obligation of the Company hereunder to provide the payments and other benefits under this Retirement Agreement, shall be deemed automatically null and void.
21.    Headings. The headings used herein are for the convenience of reference only, do not constitute part of this Retirement Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Retirement Agreement.
22.    Counterparts. This Retirement Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Retirement Agreement as of the dates set forth below.

/s/ Jonathan D. Kantor	Date: April 4, 2017
Jonathan D. Kantor

CNA FINANCIAL CORPORATION

By:	/s/ Dino E. Robusto	Date: April 4, 2017
Dino E. Robusto
Chairman and Chief Executive Officer

[Signature Page to Retirement Agreement]

EXHIBIT A
SUPPLEMENTAL RELEASE

In order for you to be eligible to receive the Retirement Agreement Payments described in Section 2 of the Retirement Agreement (the “Retirement Agreement”) between you and CNA Financial Corporation (the “Company”), which is payable after your Retirement Date (as defined in the Retirement Agreement), you must execute this Supplemental Release (the “Supplemental Release”) and not revoke the Supplemental Release as provided in Section 4 below. You must execute this Supplemental Release not earlier than your Retirement Date, and not later than twenty-one (21) days after your Retirement Date, and the Retirement Agreement Payments will not be paid to you until the period for revoking this Supplemental Release has expired.
1.    Release of Claims. In exchange for the promises and covenants made in the Retirement Agreement by the Company, I hereby waive, release and forever discharge, to the extent permitted by applicable law, any and all claims, complaints, promises, agreements, controversies, liens, demands, actions, causes of action, obligations, suits, disputes, judgments, rights, debts, bonds, bills, covenants, contracts, variances, trespasses, executions, damages and liabilities of any nature whatsoever (collectively “Claims”) which I ever had, now have or may have against the (i) Company, (ii) the Company’s past, present and future subsidiaries, affiliates and shareholders (including without limitation Loews Corporation and its affiliates), and (iii) the past, present and future shareholders, members, directors, officers, agents, employees, attorneys, insurers, predecessors, various benefits committees, successors and assigns, heirs, executors and personal and legal representatives of the Company and the Company’s past, present and future subsidiaries, affiliates and shareholders (including without limitation those of Loews Corporation and its affiliates) ((i), (ii) and (iii), collectively, the “Released Parties”), based on or relating to any act, event or omission occurring before I execute this Supplemental Release arising out of, during or relating to my employment or services with the Company or the cessation of such employment or services, except for claims relating to the enforcement of the Company’s obligations under the Retirement Agreement or as provided below. This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under: common law, including, but not limited to, breach of express or implied duties, wrongful termination, retaliation, defamation, or violation of public policy; any policies, practices, or procedures of the Company; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866 and 1871, the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 41001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, 29 U.S.C. §2601 et. seq., the Illinois Human Rights Act, the New York Wage and Hour Law (N.Y. Lab. Law § 190 et. seq.), New York Equal Pay Law (N.Y. Lab. Law § 194), the New York Minimum Wage Act, (N.Y. Lab. Law §§ 650 to 665); any contract of employment, express or implied; and any provision of any other law, common or statutory, of the United States, Illinois, New York or any applicable state. For the purpose of implementing a full and complete release, I understand and agree that this Supplemental Release is intended to waive and release all claims, if any, which I may have and which I may not now know or suspect to exist in my favor against any of the Released Parties and this Supplemental Release extinguishes those claims.
2.    Promise Not To Sue. A “promise not to sue” means I promise not to sue any Released Party in court. This is different from the release of Claims in Section 1 above. Besides waiving those Claims, I agree never to sue any Released Party for any reason related to any Claim. I may, however, file suit to enforce this Supplemental Release or the Retirement Agreement or to challenge their validity under the ADEA. If I sue any Released Party in violation of this Supplemental Release: (i) I shall be required to pay that Released Party’s reasonable attorneys’ fees and other litigation costs incurred in defending against my suit, or alternatively (ii) the Company can require me to return all but $1,000.00 of the Retirement Payment. In that event, the Company shall be excused from any remaining obligations that exist solely because of this Supplemental Release.

3.    Additional Release Exclusions and Other Employee Protections. Nothing in the Release above nor anything else in this Supplemental Release shall: (i) affect any rights of defense or indemnification, or to be held harmless, or any coverage under directors and officers liability insurance or any other insurance or rights or claims of contribution or advancement of expenses that I have; (ii) waive any future rights or claims that I may have; (iii) waive, release or otherwise discharge any claim or cause of action that cannot legally be waived; or (iv) interfere with my right to file a charge or cooperate with, provide information to, or participate in an investigation or proceeding conducted by, the EEOC or any other federal or state regulatory or law enforcement agency. However, I give up all rights to recover money or other individual relief from the Released Parties in connection with any administrative charge, investigation, or proceeding, whether initiated by me or another individual or an agency and whether individual or class allegations are involved. However, nothing in this Supplemental Release limits my right to receive money from the SEC as a reward for providing information to that agency.
4.    Time to Consider, Consult With Counsel and Revoke. The Company has advised me to consult with an attorney of my choosing before signing this Supplemental Release. I understand that I have twenty-one (21) days within which to consider this Supplemental Release before signing, and that I may revoke this Supplemental Release within seven (7) days after signing it. For my revocation to be effective, a written notice of revocation must be mailed to CNA Financial Corporation, 333 South Wabash Ave., Chicago, IL 60603, Attn: Elizabeth Aguinaga, Chief Human Resources Officer, or sent by e-mail addressed to Elizabeth.Aguinaga@cna.com, and in either case must be received before the eighth (8th) day after I signed this Supplemental Release. I further understand that if I revoke this Supplemental Release, it shall be null and void and I shall no longer be entitled to the Retirement Agreement Payments described in Section 2 or any other Section of the Retirement Agreement, and the Company’s release of any Claims against me and covenant not to sue with respect to such Claims pursuant to Section 13 of the Retirement Agreement and Section 5 of this Supplemental Release will be null and void.
5.    Company Release and Covenant Not to Sue. On behalf of itself and each of its subsidiaries, the Company hereby waives, releases and forever discharges, to the extent permitted by applicable law, any Claims which such parties ever had, now have or may have against me based on or relating to any act, event or omission occurring after the date of the Retirement Agreement and prior to the date of this Supplemental Release, arising out of, during or relating to my employment or services with the Company or the cessation of such employment or services, except for Claims relating to the enforcement of my obligations under the Retirement Agreement and this Supplemental Release, or fraudulent acts. In addition, the Company represents that neither it nor any of its subsidiaries has or will in the future commence any action or proceeding arising out of the Claims described in the preceding sentence, and that neither it nor any of its subsidiaries will seek or be entitled to any award of legal or equitable relief in any such action or proceeding that may be commenced on its behalf.
6.    Additional Employee Representations. I acknowledge that:

•	I have knowingly and voluntarily executed this Supplemental Release.

•	The Retirement Agreement Payments to be provided to me under this Supplemental Release exceeds what I am otherwise entitled to receive as a separated employee of the Company.

•	I have not filed any lawsuits against the Company or any Released Party.

•	No one has interfered with my ability to report within the Company possible violations of any law, and it is the Company’s policy to encourage such reporting.

•	I have received all pay/other compensation I was due up through the last regular paycheck I received before signing this Supplemental Release.

•	I have not suffered any on-the-job injury or illness for which I have not already filed a claim, and the end of my employment is not related to any such injury or illness.

IN WITNESS WHEREOF, the Executive has executed this Supplemental Release as of the date set forth below.

Date:
Jonathan D. Kantor

IN WITNESS WHEREOF, by its execution of this Supplemental Release, the Company agrees to the provisions of Section 5 hereof.

CNA FINANCIAL CORPORATION

By:		Date:
Dino E. Robusto
Chairman and Chief Executive Officer